EXHIBIT 21
WESTROCK COMPANY SIGNIFICANT SUBSIDIARIES OF WESTROCK COMPANY as of September 30, 2016

Name	State or Jurisdiction of Incorporation

0993264 B.C. Unlimited Liability Co	British Columbia, Canada
Eagle Limited S. de R.L. de C.V.	Mexico
MeadWestvaco Holdings S.A.R.L.	France
MWV Canada Operations Company	Canada
MWV International Holdings S.a.r.l.	Luxembourg
MWV Luxembourg, S.a.r.l.	Luxembourg
Rigesa Celulose, Papel E Embalagens Ltda.	Brazil
Stone Global Inc.	Delaware
WestRock - Solvay, LLC	Delaware
WestRock - Southern Container, LLC	Delaware
WestRock Canada Holdings Inc.	Georgia
WestRock Coated Board, LLC	Alabama
WestRock Company	Delaware
WestRock Company of Canada Holdings Corp.	Nova Scotia, Canada
WestRock Company of Canada Inc.	Quebec, Canada
WestRock Converting Company	Georgia
WestRock CP, LLC	Delaware
WestRock Holdings B.V.	The Netherlands
WestRock Land and Development Holdings, Inc.	Delaware
WestRock Luxembourg S.A.R.L.	Luxembourg
WestRock Mill Company, LLC	Georgia
WestRock MWV, LLC	Delaware
WestRock Packaging Systems Germany GmbH	Germany
WestRock RKT Company	Georgia
WestRock Services, Inc.	Georgia
WestRock Virginia Corporation	Delaware